Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Tel: 1-484-693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com
www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Fiscal First Quarter 2013 Results

First Quarter Sales Increased 18% Sequentially to $7.1 Million from the Fourth Fiscal Quarter of 2012.
Backlog of $27.2 Million up 21% or $4.8 Million, Since March 31, 2012
Cash Balance Increases $1.6 Million or 55% from March 31, 2012

Center Valley, PA – August 14, 2012 – TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision”, or “the Company”), an industry leading global manufacturer of precision, large-scale, fabricated and machined metal components and systems with customers in the alternative energy, cleantech, medical, nuclear, defense, aerospace and other commercial industries, today reported financial results for the first quarter of fiscal year 2013, the period ended June 30, 2012.

First Quarter 2013 Highlights

•	Net sales were $7.1 million compared to $9.2 million in the year-ago quarter, a 28% decrease and compared sequentially to $6.1 million in the fourth quarter of fiscal 2012, an 18% increase
•
TechPrecision’s backlog at the end of the fiscal first quarter of 2012 was $27.2 million.  Backlog as of July 31, 2012 was approximately $32.4 million, which is the highest level in the last five quarters

•
Cash increased by $1.56 million or 55%, to $4.3 million from $2.8 million as of March 31, 2012. The increase in cash was due to receipt of an accelerated tax refund and higher advanced payments from customers within the quarter.

•
Revenues in China were $0.42 million and were primarily limited to field service upgrades and repairs during the first quarter of 2013, as WCMC prepared to transition from solar to sapphire furnace production during the quarter.  WCMC initiated volume production of the sapphire product late in the first quarter, and shipments will begin to be reflected in the Company’s financial results during the second quarter

•
Net loss for the quarter ended June 30, 2012 was ($0.7) million or ($0.04) per basic and diluted share as compared to net income of $0.4 million or $0.02 per share basic and $0.01 per share diluted in the year ago first quarter and compared sequentially with a net loss of ($1.3) million or ($0.07) per basic and fully diluted share in the fourth quarter of fiscal 2012

First Quarter 2013 Results

For the three months ended June 30, 2012, sales decreased 22% or $2.03 million to $7.15 million from $9.18 million in the year-ago period and increased $1.1 million or 18% sequentially from $6.1 million reported for the fourth quarter of fiscal 2012.  Sales declines in the alternative energy, nuclear and commercial sectors of $3.5 million, $0.4 million and $0.3 million, respectively, and were partially offset by increased sales volumes with customers in the defense/aerospace and medical sectors of $1.4 million and $0.8 million, respectively during the quarter ended June 30, 2012 when compared to the sales mix reported during the first quarter of fiscal 2012.

The Company completed the quarter ended June 30, 2012 with a backlog of $27.2 million, up from $22.4 million in backlog at the end of March 31, 2012.  Subsequent to June 30, 2012, the Company announced the receipt of new orders totaling $4.3 million from existing customers and the Company’s backlog at July 31, 2012 was approximately $32.4 million.

“Subsequent to the end of the quarter, we achieved a positive book-to-bill dynamic involving $4.3 million in additional orders bolstering our backlog and driving it to the highest level in the past five quarters.” commented James S. Molinaro, CEO of TechPrecision.” As we continue through fiscal 2013, we expect to significantly grow revenues and return to profitability, as we have completed the Ranor transition and are focused on profitable growth.  In addition, our WCMC subsidiary is ramping volume production with its subcontractors starting in Q2 of fiscal 2013.  The end result of these parallel initiatives will yield a profitable company with two growth platforms and a more diverse customer base that encompasses a wide range of industries.  Already, WCMC has commenced production volume shipments of the sapphire product, which should benefit consolidated results, beginning in the second quarter.”

Gross margin was 15.5%, or $1.1 million gross profit, in the first fiscal quarter of 2013 compared to a gross margin of 26.4%, or $2.4 million gross profit, in same period last year.  Sequentially, gross profit and gross margin for the first quarter of 2013 compares with a gross profit of $0.2 million and 0.03% gross margin for the quarter ended March 31, 2012.   Gross margin in any reporting period is impacted by the mix of services we provide on projects completed within that period.  Gross margin in the first quarter of 2013 was lower due to the erosion of estimated gross profit and contract losses of ($0.3 million) incurred on first article production and prototyping at Ranor.  Ranor’s production mix shifted to a greater volume of prototyping and first article production during fiscal 2012 and early 2013.

Total operating expenses for the quarter ended June 30, 2012 were $2.0 million as compared to $1.7 million for the quarter ended June 30, 2011.  The $0.3 million or 15% increase was driven by increased staffing levels in the U.S. and China, higher spending on outside advisory fees as well as the incremental cost of scaling and supporting operating capacity at our WCMC subsidiary in China.

Net loss was ($0.7) million or ($0.04) per basic and diluted share for the quarter ended June 30, 2012 as compared to net income of $0.4 million or $0.02 per basic share and $0.01 per diluted share for the quarter ended June 30, 2011.

Balance Sheet

At June 30, 2012, TechPrecision had working capital of $9.6 million as compared with working capital of $10.2 million at March 31, 2012, a decrease of $0.6 million.  Cash generated from operations was $1.9 million for the three months ended June 30, 2012 as compared to cash provided by operations of $1.4 million for the three months ended June 30, 2011. As of June 30, 2012, the Company had $4.4 million in cash and cash equivalents, up $1.6 million compared to the balance at March 31, 2012.  Stockholders’ equity decreased $0.6 million or 5.1% to $11.5 million compared to $12.2 million at March 31, 2012.  The Company was in compliance with all debt covenants as amended by the Eleventh Amendment to its Loan and Security Agreement, executed on July 6, 2012.  Under the Eleventh Amendment, the Company was required to maintain a leverage ratio of less than 2:1 as of June 30, 2012 and its actual leverage ratio was 1.27:1.  The Eleventh Amendment waived testing of the interest coverage and fixed charge coverage covenants as of June 30, 2012.

“We generated approximately $1.9 million in cash from operations during the first quarter, bolstering our balance sheet.” commented Richard F. Fitzgerald, TechPrecision’s Chief Financial Officer.  “During the quarter, we collected $0.6 million through an accelerated tax refund and also higher advanced payments from customers on open projects reflected as deferred revenue.   As a result, we finished the quarter with $4.4 million in cash, an increase of $1.6 million compared to the cash level at March 31, 2012.”

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on Tuesday, August 14, 2012. To participate in the live conference call, please dial 1-877-941-4774 five to 10 minutes prior to the scheduled conference call time.  International callers should dial 1-480-629-9760.  When prompted by the operator, mention Conference Passcode 4557641.

A replay will be available for one week starting on Tuesday, August 14, 2012, at 7:30 p.m. Eastern Time. To access the replay, dial 1-877-870-5176 or 1-858-384-5517. When prompted, enter Conference Passcode 4557641.

The call will also be available live by webcast at TechPrecision Corporation's website, www.techprecision.com, and will also be available over the Internet and accessible at http://public.viavid.com/index.php?id=101321.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly-owned subsidiaries Ranor, Inc. Wuxi Critical Mechanical Components Co. Ltd., globally manufactures large-scale metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy (Solar and Wind), cleantech, medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these - forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow --

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended June 30,
	2012	2011
Net sales	$7,145,739	$9,176,440
Cost of sales	6,040,301	6,749,517
Gross profit	1,105,438	2,426,923
Selling, general and administrative	2,000,412	1,732,672
(Loss) income from operations	(894,974)	694,251
Other expense	(46)	--
Interest expense	(80,091)	(58,690)
Interest income	1,693	1,946
Total other expense, net	(78,444)	(56,744)
(Loss) income before income taxes	(973,418)	637,507
Income tax (benefit) expense	(267,257)	256,046
Net (loss) income	$(706,161)	$381,461
Net (loss) income per share (basic)	$(0.04)	$0.02
Net (loss) income per share (diluted)	$(0.04)	$0.01
Weighted average number of shares outstanding (basic)	18,394,577	15,473,293
Weighted average number of shares outstanding (diluted)	18,394,577	24,153,986

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS	June 30, 2012 (Unaudited)	March 31, 2012
Current assets:
Cash and cash equivalents	$4,380,073	$2,823,485
Accounts receivable, less allowance for doubtful accounts of $25,010 and $25,010	5,029,995	4,901,791
Costs incurred on uncompleted contracts, in excess of progress billings	3,786,601	3,910,026
Inventories- raw materials	459,807	373,544
Income taxes receivable	1,199,296	1,751,169
Current deferred taxes	1,315,310	1,020,208
Other current assets	2,208,410	1,486,954
Total current assets	18,379,492	16,267,177
Property, plant and equipment, net	7,268,924	7,395,445
Noncurrent deferred taxes	118,005	118,005
Other noncurrent assets, net	204,375	270,630
Total assets	$25,970,796	$24,051,257

Current liabilities:
Accounts payable	$2,029,941	$1,361,611
Accrued expenses	1,881,816	2,424,695
Accrued taxes payable	159,987	159,987
Deferred revenues	3,511,979	799,413
Current maturity of long-term debt	1,222,534	1,358,933
Total current liabilities	8,806,257	6,104,639
Long-term debt, including capital leases	5,616,476	5,776,294

Stockholders’ Equity:
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with
6,552,998 and 7,035,982 shares issued and outstanding at June 30, 2012 and March 31,
2012, (liquidation preference of $1,867,604 and $2,005,254 at June 30, 2012 and
March 31, 2012)	1,532,567	1,637,857
Common stock -par value $0.0001 per share, authorized, 90,000,000 shares issued and outstanding, 18,623,529 shares at June 30, 2012 and
17,992,177 at March 31, 2012	1,862	1,799
Additional paid in capital	4,656,051	4,412,075
Accumulated other comprehensive (loss)	(278,433)	(223,584)
Retained earnings	5,636,016	6,342,177
Total stockholders’ equity	11,548,063	12,170,324
Total liabilities and stockholders’ equity	$25,970,796	$24,051,257

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Three Months Ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(706,161)	$381,461
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	206,052	104,158
Stock based compensation expense	141,359	120,261
Deferred income taxes	(267,257)	(65,361)
Provision for contract losses	87,958	8,360
Changes in operating assets and liabilities:
Accounts receivable	(125,051)	3,158,647
Costs incurred on uncompleted contracts, in excess of progress billings	123,425	(3,415,801)
Inventories – raw materials	(85,467)	370,197
Other current assets	(721,456)	(239,637)
Taxes receivable	551,873	122,263
Other noncurrent assets	53,276	--
Accounts payable	666,635	188,478
Accrued expenses	(701,484)	83,812
Accrued taxes payable	--	109,963
Deferred revenues	2,712,567	424,478
Net cash provided by operating activities	1,936,269	1,351,279
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(20,024)	(1,455,528)
Net cash used in investing activities	(20,024)	(1,455,528)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercised stock options		950
Repayment of long-term debt	(342,595)	(383,999)
Borrowings of long-term debt		282,701
Net cash used in financing activities	(342,595)	(100,348)
Effect of exchange rate on cash and cash equivalents	(17,062)	3,291
Net increase (decrease) in cash and cash equivalents	1,556,588	(201,306)
Cash and cash equivalents, beginning of period	2,823,485	7,541,000
Cash and cash equivalents, end of period	$4,380,073	$7,339,694

###